April 5, 2017

Mr. Cornelius Ee

18582 NW Holly Street, Unit 202

Beaverton, OR 97006-7014

Re:       Acceptance of Appointment as CEO

Dear Mr. Ee:

Pursuant to the Action by Consent in Writing in Lieu of a Meeting of the Board of Directors for EliteSoft Global, Inc. dated April 5, 2017 (the “Consents”), the Board of Directors of EliteSoft Global, Inc., (the “Company”) nominated and appointed you to serve as its interim Chief Executive Officer. I have enclosed the Consents herein for your review.

By executing this correspondence on the subsequent page, you are agreeing to comply with the duties of such an appointment under all applicable common laws, statutory laws, and rules and regulations of the United States Securities and Exchange Commission in serving as the primary executive officer of the Company. Furthermore, you are agreeing to perform your services consistent with the Bylaws of the Company. Upon your execution of this correspondence, (a) Eugene Wong’s resignation as Chairman of the Board, Chief Executive Officer, President and Director of the Company shall become official, and (b) your appointment as Chief Executive Officer shall be deemed effective immediately.

Thank you and we look forward to working with you.

Very truly yours,

ELITESOFT GLOBAL, INC.

/s/ Khoo Mae Ling

Khoo Mae Ling

APPROVED AND ACCEPTED:

/s/ Cornelius Ee

Cornelius Ee

cc:        Devin W. Bone, Esq.

Board of Directors

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